Exhibit 10.5
DEFERRED COMPENSATION PLAN AND AGREEMENT
     THIS DEFERRED COMPENSATION PLAN AND AGREEMENT (the “Agreement”) is made and entered into as of December 31, 2010 (the “Effective Date”) between and among ProAssurance Corporation, a Delaware corporation (“ProAssurance”), and its subsidiary, ProAssurance Group Services Corporation, an Alabama corporation (“PGSC”), and Victor T. Adamo, an individual (“Adamo”).
RECITALS:
     Adamo has served as the president and as a director of ProAssurance since 2001. He is currently an “at will” employee of PGSC, which is a subsidiary of ProAssurance and serves as the employer for certain employees of ProAssurance and its subsidiaries (collectively the “Companies”). ProAssurance, PGSC and Adamo are parties to a Release and Severance Compensation Agreement dated as of January 1, 2008 (the “Severance Agreement”), which extended the term of the severance benefits first granted to Adamo in 2002. Under the terms of the Severance Agreement, Adamo may elect to terminate his employment with the Companies for any reason at any time prior to December 31, 2010, and receive severance compensation (“Severance Compensation”) from ProAssurance in an amount equal to the sum of two times Adamo’s current annual base salary and the average of the annual incentive compensation paid to him for the three calendar years ended December 31, 2009, 2008 and 2007. Adamo and ProAssurance have had discussions regarding ProAssurance’s desire for Adamo to continue as a senior executive of ProAssurance. ProAssurance and Adamo recognize that Adamo is of retirement age and the continuation of Adamo’s employment in such circumstances would result in a financial detriment to Adamo because the opportunity for him to retire and receive Severance Compensation pursuant to the Severance Agreement will terminate on December 31, 2010.
     As an inducement for Mr. Adamo to continue as a senior executive after 2010, ProAssurance has agreed to pay the Severance Amount pursuant to a deferred compensation plan to be established for the account of Adamo in consideration for his agreement to terminate the Severance Agreement and to continue to be employed by the Companies in a mutually agreeable capacity as an employee at will. The deferred compensation will be payable to Adamo upon termination of his employment with the Companies for any reason subject only to the following conditions: (i) Adamo will execute a release in favor of the Companies as a condition to payment of the deferred compensation; and (ii) Adamo will agree not to compete with the Companies during his employment and for a period of three years after termination of his employment as set forth in Section 8 hereof. The parties have entered into this Agreement to terminate the Severance Agreement and to set forth the terms and conditions for the continued employment of Adamo as a senior executive of ProAssurance and for the payment of deferred compensation on his termination of employment. It is understood and agreed that the termination of the Severance Agreement and the payment of the Severance Amount as deferred compensation hereunder will not accelerate or delay the time that the Severance Amount would otherwise be payable under the Severance Agreement because such payment is triggered only upon Adamo’s termination of employment under the terms of both the Severance Agreement and this Agreement .
     NOW, THEREFORE, THESE PREMISES CONSIDERED, and in consideration of other good and valuable consideration, the parties hereby agree as follows:
     1. Termination of Severance Agreement. The Severance Agreement is hereby terminated and shall have no further force and effect from and after the Effective Date.
     2. Employment of Adamo. Adamo shall be employed as an executive of ProAssurance on such terms as shall be established from time to time by the Chief Executive Officer of ProAssurance; provided that Adamo shall be entitled to benefits substantially similar to the benefits provided to employees of the Companies that are similarly situated to Adamo in his then current capacity. Adamo shall be an “at will” employee of the Companies and ProAssurance may terminate the employment of Adamo at any time for any reason and Adamo may terminate his employment at any time for any reason. On any termination of employment with the Companies, Adamo shall be entitled to the following in addition to and not in limitation of the Severance Amount (as defined in Section 3 hereof): (i) accrued and unpaid base salary as of the date of termination of employment; (ii) accrued vacation and sick leave, if any, as of the date of termination of employment in accordance with the then current policy of the Companies; and (iii) vested benefits under the Companies’ employee benefit plans in which Adamo was a participant on the date of termination of employment, which vested benefits shall be paid or provided for in accordance with the terms of said employee benefit plans.
     3. Deferred Compensation; Terms of Payment.
          (a) ProAssurance and Adamo agree to vest and defer the payment of $1,680,000 (the “Severance Amount”) which represents a mutually agreed reduction to the Severance Compensation that would be due to Adamo under the Severance Agreement if Adamo elected to terminate his employment with the Companies on the Effective Date.
          (b) ProAssurance agrees to defer for the benefit of Adamo the Severance Amount in consideration of the termination of the Severance Agreement and the covenant not to compete set forth in Section 8 hereof. Upon the written request of Adamo, ProAssurance will cause funds in an amount equal to the Severance Amount to be invested in an investment vehicle that accepts funds to be paid as nonqualified deferred compensation, in which event the Severance Amount as herein defined shall be adjusted to reflect the cumulative earnings or losses on such investment to the date of payment of the Severance Amount. ProAssurance shall pay Adamo the Severance Amount, as so adjusted, in accordance with the terms and provisions set forth in Section 3(c) hereof upon termination of Adamo’s relationship with the Companies as an officer, employee and director.
          (c) Adamo understands and agrees that the payment of the Severance Amount is subject to and conditioned upon (i) Adamo’s execution of the Release in the form attached hereto as Exhibit A (the “Release”) and his delivery of the executed Release to ProAssurance within twenty-two (22) days after termination of employment with the Companies without subsequent revocation of the Release within seven (7) days after Adamo’s execution of the Release and (ii) Adamo’s execution and delivery of his written resignation as an officer and director of each of the Companies effective upon termination. Subject to the foregoing, the Severance Amount shall be payable to Adamo in good funds in seventy-eight (78) equal installments payable on each payroll payment date according to the ProAssurance bi-weekly payroll practice during the Restricted Period (as defined in Section 8 hereof) commencing on the first payroll payment date that occurs thirty (30) days after Adamo’s “separation from service” (as defined in 1-409A-3(a)(i) of the Treasury Regulations); provided that the obligation to pay the Severance Amount to Adamo shall be subject to termination as herein provided in the event that Adamo violates the covenants set forth in Section 8 hereof. ProAssurance shall withhold from any amounts payable under this agreement all federal, state, local or other income and employment taxes that shall be required.
     4. Payment in the Case of Adamo’s Death.
          (a) Upon a termination of Adamo’s employment due to Adamo’s death, all amounts payable pursuant to this Agreement, regardless of whether Adamo has signed a Release, shall be payable to the beneficiary designated in accordance with Section 4(b) hereof (the “Designated Beneficiary”) subject to and conditioned upon the execution of the Release by the Designated Beneficiary and the personal representative of the estate of Adamo within sixty (60) days after termination of employment without revocation within seven (7) days after the execution of the Release. Upon the satisfaction of such condition, the payments due hereunder shall be made to the Designated Beneficiary not later than the sixty-eighth (68th) day after Adamo’s date of death.
          (b) Upon Adamo’s death after termination of his employment, but prior to completion of the payments due under Section 3 hereof, all amounts payable to Adamo pursuant to this Agreement, regardless of whether Adamo has signed a Release, shall be suspended and shall be payable to the Designated Beneficiary subject to and conditioned upon the execution of the Release by the Designated Beneficiary and the personal representative of the estate of Adamo within sixty (60) days after the date of Adamo’s death without revocation within seven (7) days after the execution of the Release. Upon the satisfaction of such condition, the payments due hereunder shall be made to the Designated Beneficiary not later than the sixty-eighth (68th) day after Adamo’s date of death.
          (c) Adamo may designate a person as the Designated Beneficiary by delivery of written notice of designation, executed by Adamo, to ProAssurance (as provided in Section 11 hereof) in substantially the form attached as Exhibit B hereto. ProAssurance shall provide timely notice to the Designated Beneficiary, if any, of the existence of this Agreement and the requirements of this Section 4. In the event Adamo fails to designate a person as Designated Beneficiary as herein permitted, the “Designated Beneficiary” for purposes of this Agreement will be Adamo’s surviving spouse or, if none, Adamo’s estate.
          (d) Upon either the termination of employment on the death of Adamo or the death of Adamo prior to the completion of the payments due hereunder, ProAssurance shall promptly notify the Designated Beneficiary of the right to receive payments hereunder and of the conditions that must be satisfied in order to receive such payments.

     5. Certain Additional Tax Considerations.
          (a) Notwithstanding anything in this Agreement to the contrary, if any portion of a payment or benefit due under Section 3 hereof is deemed “nonqualified deferred compensation” subject to 409A of the Internal Revenue Code, as amended (the “Code”), and as of the date of Adamo’s “separation from service” (as defined in Section 1.409A-3(a)(1) of the Treasury Regulations), Adamo is a “specified employee” (in accordance with Section 1.409A-1(i) of the Treasury Regulations), then such portion will be paid (without interest) on the first business day that is six months after the date of Adamo’s “separation from service.
          (b) Any reference in this Agreement to a “termination of employment,” “termination,” “date of termination,” “Termination Date” or similar reference to a cessation of services shall be interpreted to mean a “Separation from Service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations. This Agreement shall be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Code, and Adamo shall not, directly or indirectly, designate the taxable year of a payment made under this Agreement. The portion of any payment under this Agreement that is not a “deferral of compensation” and is paid within the “short-term deferral period” within the meaning of Treasury Regulation § 1.409A-1(b)(4) shall be treated as a short-term deferral and not aggregated with other deferred compensation plans or payments. Any other portion of the payment that does not meet the short-term deferral requirement shall, to the maximum extent possible, be deemed to satisfy the exception from Treasury Regulation § 1.409A-1(b)(9)(iii)(A) for involuntary separation pay and shall not be aggregated with any other payment. Any amount that is a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4), or within the involuntary separation pay limit under Treasury Regulation § 1.409A-1(b)(9)(iii)(A) shall be treated as a separate payment. Payment dates provided for in this Agreement shall be deemed to be timely paid if paid within any additional time for payment following the specified payment date as is permitted under Section 409A of the Code and the regulations promulgated thereunder. To the extent that any in-kind payments or reimbursements provided to Adamo under this Agreement are deemed to constitute deferred compensation to Adamo, such amounts shall be paid or reimbursed by the deadline for payment or reimbursement specified in this Agreement but, if not so specified, reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any in-kind payments or expense reimbursements that constitute deferred compensation in one year shall not affect the amount of payments or expense reimbursements constituting deferred compensation that are eligible for payment or reimbursement in any subsequent year, and Adamo’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
          (c) Notwithstanding anything herein to the contrary, this Agreement shall be interpreted as necessary to comply with the requirements of Section 409A of the Code.
          (d) ProAssurance has received a memorandum from Burr & Forman LLP dated December 21, 2010, advising ProAssurance that this Agreement materially complies with the requirements of Section 409A of the Code and that payments made in accordance with the terms of this Agreement will not be subject to the excise tax under Section 409A of the Code. ProAssurance agrees that it will report the payments or benefits payable under this Agreement as not being subject to the excise tax under Code Section 409A in accordance with such advice except to the extent that changes in the tax laws and interpretations thereof after the date of this Agreement require a different reporting position with respect to such payments.
     6. Prohibition on Assignments. No part of the deferred compensation benefits provided under this Agreement shall be liable for the debts, contracts or engagements of Adamo or his successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber or assign any benefit or any interest therein in any manner whatsoever.
     7. Unfunded Obligations of ProAssurance. The obligations of ProAssurance under this Agreement will be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of ProAssurance for the benefit of Adamo or any other person. The interest of Adamo or any other person hereunder shall be limited to the right to receive the benefits as set forth herein. To the extent that Adamo or any other person acquires a right to receive any benefit under this Agreement, such right shall be no greater than the right of an unsecured general creditor of ProAssurance. For tax purposes and for purposes of Title I of ERISA, this Agreement is intended to qualify as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and shall be interpreted accordingly. No action by ProAssurance or its Board of Directors, or the Administrator under this Agreement (herein defined) shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of Adamo or any Designated Beneficiary or any other persons otherwise entitled to benefits under this Agreement. The status of Adamo and any Designated Beneficiary with respect to any liabilities assumed by ProAssurance hereunder shall be solely that of unsecured creditors. The Agreement constitutes a promise by ProAssurance to make benefit payments in the future. Any insurance policy or any other asset acquired or held by ProAssurance in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of Adamo or any Designated Beneficiary or to be security for the performance of the obligations of ProAssurance, but shall be and remain a general, unpledged, unrestricted asset of ProAssurance at all times subject to the claims of general creditors of ProAssurance.
     8. Non-Competition; Non-Solicitation of Employees. Adamo will not during his employment with the Companies and will not during the Restricted Period (herein defined) following termination of his employment:
          (a) become Employed (herein defined) by a Competitor Company (herein defined) that offers, sells or markets medical professional liability insurance (herein defined) in a primary market area (herein defined) of an Insurance Subsidiary (herein defined), except that Adamo may be employed with a Competitor Company so long as and on the condition that Adamo does not participate in the medical professional liability insurance business of the Competitor Company; or
          (b) solicit or induce any employees of the Companies to leave such employment or accept employment with any other person or entity, or solicit or induce any insurance agent of an Insurance Subsidiary to offer, sell or market medical professional liability insurance for a Competitor Company in a primary market area of an Insurance Subsidiary.
     The following terms shall have the meanings set forth below only for purposes of this Section 8 unless otherwise specifically provided in this Agreement:
     “Competitor Company” means an insurance company, insurance agency, business, for profit or not for profit organization (other than the ProAssurance or any of its subsidiaries) that provides, or offers to provide medical professional liability insurance to health care providers.
     “Employed” includes activities as an owner, proprietor, employee, agent, solicitor, partner, member, manager, principal, shareholder (owning more than 1% of the outstanding stock), consultant, officer, director or independent contractor.
     “Health care providers” means physicians, dentists, podiatrists, physician assistants, nurse practitioners, other individual health care providers and hospital and other institutional health care providers.
     “Insurance Subsidiary” means any direct or indirect subsidiary of ProAssurance that offers medical professional liability insurance or non-risk bearing products and services related to underwriting, claims or risk management, or indemnification for medical professional liability.
     “Medical Professional Liability Insurance” means medical malpractice insurance and reinsurance, and equivalent services such as administration of self-insured trusts, claims management services and risk management services for health care providers. “Medical professional liability insurance” does not include services provided as an employee of a health care provider if such services are rendered solely for the purpose of servicing medical professional liability risk of the employer or that of its employees.
     “Primary market area” means any state in which the Insurance Subsidiaries derived more than $15 million in aggregate revenues from the sale of medical professional liability insurance and non-risk bearing medical professional liability services or products to health care providers in the most recent complete fiscal year prior to the date of termination of employment.
     “Restricted Period” means a period of 36 months from the date of termination of employment with the Companies.
          (b) If Adamo is deemed to have materially breached the non-competition covenants set forth in Section 8 of this Agreement, ProAssurance may, in addition to seeking an injunction or any other remedy they may have, withhold or cancel any remaining payments or benefits due to Adamo pursuant to Section 3(c) of this Agreement. ProAssurance shall give prior or contemporaneous written notice of such withholding or cancellation of payments in accordance with Section 3(c) hereof. If Adamo violates any of these restrictions, ProAssurance shall be further entitled to an immediate preliminary and permanent injunctive relief, without bond, in addition to any other remedy which may be available to ProAssurance.
          (c) Both parties agree that the restrictions in this Agreement are fair and reasonable in all respects, including the geographic and temporal restrictions, and that the benefits described in this Agreement, to the extent any separate or special consideration is necessary, are fully sufficient consideration for Adamo’s obligations under this Agreement.
     9. Confidentiality. Adamo will remain obligated under any confidentiality or nondisclosure agreement with or policy of the Companies (or any of them) that is currently in effect or to which Adamo may in the future be bound. In the event that Adamo is at any time not the subject of a separate confidentiality or nondisclosure agreement with the Companies (or any of them), Adamo expressly agrees that Adamo shall not use for Adamo’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company any confidential or competitive material or information of the Companies, including without limitation, any information regarding insureds or other customers, actual or prospective, and the contents of their files; marketing, underwriting or financial plans or analyses which is not a matter of public record; claims practices or analyses which are not matters of public record; pending or past litigation in which the Companies (or any of them) have been involved and which is not a matter of public record; and all other strategic plans, analyses of operations, computer programs, personnel information and other proprietary information with respect to the Companies which are not matters of public record. Adamo shall return to ProAssurance promptly, and in no event later than the date of termination of employment, all items, documents, lists and other materials belonging to the Companies (or any of them), including but not limited to, credit, debit or service cards, all documents, computer tapes, or other business records or information, keys and all other items in Adamo’s possession or control.
     10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of ProAssurance and Adamo and their respective devisees, heirs, legal or personal representatives, successors and assigns. Notwithstanding the foregoing, this Agreement is personal to Adamo and the rights and obligations hereunder may not be assigned by Adamo without the prior written consent of ProAssurance.
     11. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or commercial courier or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to such other address as one party may have furnished to the other in writing in accordance herewith.
          Notice to Adamo:
Victor T. Adamo
          Notice to the Companies:
ProAssurance Corporation
100 Brookwood Place
Birmingham, Alabama 35209
Attention: Chief Executive Officer: cc Secretary

     12. Claims Procedure.
          (a) The administrator for purposes of this Agreement shall be ProAssurance (“Administrator”), whose address is 100 Brookwood Place, Birmingham, Alabama 35209; Telephone: (205) 877-4400. The “Named Fiduciary” as defined in Section 402(a) (2) or ERISA, also shall be ProAssurance. ProAssurance shall have the right to designate one or more employees of the Companies as the Administrator and the Named Fiduciary at any time, and to change the address and telephone number of the same. ProAssurance shall give Adamo written notice of any change in the Administrator and Named Fiduciary, or in the address or telephone number of the same.
          (b) The Administrator shall make all determinations as to the right of any person to receive benefits under the Agreement. Any denial by the Administrator of a claim for benefits by Adamo (“the claimant”) shall be stated in writing by the Administrator and delivered or mailed to the claimant within ten (10) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 10-day period. In no event shall such extension exceed a period of ten (10) days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Administrator’s ability in a manner that may be understood without legal or actuarial counsel.
          (c) A claimant whose claim for benefits has been wholly or partially denied by the Administrator may request, within ten (10) days following the receipt of such denial, in a writing addressed to the Administrator, a review of such denial. The claimant shall be entitled to submit such issues or comments in writing or otherwise, as the claimant shall consider relevant to a determination of the claim, and the claimant may include a request for a hearing in person before the Administrator. Prior to submitting the request, the claimant shall be entitled to review such documents as the Administrator shall agree are pertinent to the claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of the claimant’s choice. All requests for review shall be promptly resolved. The Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than ten (10) days following receipt by the Administrator of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator’s decision shall be so mailed not later than twenty (20) days after receipt of such request.
     13. Arbitration. The parties to this Agreement agree that final and binding arbitration shall be the sole recourse to settle any claim or controversy arising out of or relating to a breach or the interpretation of this Agreement, except as either party may be seeking injunctive relief. Either party may file for arbitration. A claimant seeking relief on a claim for benefits, however, must first follow the procedure in Section 12 hereof and may file for arbitration within sixty (60) days following claimant’s receipt of the Administrator’s written decision on review under Section 12(c) hereof, or if the Administrator fails to provide any written decision under Section 12 hereof, within 60 days of the date on which such written decision was required to be delivered to the claimant as therein provided. The arbitration shall be held at a mutually agreeable location, and shall be subject to and in accordance with the arbitration rules then in effect of the American Arbitration Association; provided that if the location cannot be agreed upon the arbitration shall be held in Birmingham, Alabama. The arbitrator may award any and all remedies allowable by the cause of action subject to the arbitration, but the arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement. In reaching its decision the arbitrator shall have no authority to change or modify any provision of this Agreement or other written agreement between the parties. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator shall be final and binding on the parties without appeal to any court. Upon execution of this Agreement, Adamo shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration or injunctive relief without the express consent of ProAssurance. ProAssurance and Adamo shall each be responsible for one-half of the arbitration fees and the arbitrator’s compensation, and each of them shall be responsible for the fees and expenses of their respective legal counsel.
     14. Termination. This Agreement shall be terminated automatically if: (i) Adamo fails to execute the Release within twenty-two (22) days after termination of employment; or (ii) Adamo revokes the Release within seven (7) days after his execution of the Release. In the event this Agreement is so terminated, none of the parties shall have any further rights or obligations hereunder, it being understood that the Severance Amount shall not be payable as a result of Adamo’s failure to timely execute the Release without revocation. Notwithstanding the foregoing, if Adamo’s employment is terminated by reason of his death or if Adamo should die after termination of employment with the Companies prior to completion of the payment of the Severance Amount and if the Designated Beneficiary and the personal representative of Adamo’s estate fail to execute the Release as required in Section 4 hereof or if either of them revokes the Release within seven (7) days after execution thereof, this Agreement shall be terminated automatically and no further payments shall be made hereunder on the sooner of either: (A) sixty-eight (68) days after the date of delivery of the notice required under Section 4(d) hereof or (B) 180 days after the death of Adamo.
     15. Miscellaneous.
          (a) Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Companies.
          (b) Neither the provisions of this Agreement nor the severance benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Adamo’s rights as an employee of the Companies, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus or stock purchase plan, or any other plan or arrangement, nor shall it diminish or eliminate any indemnity agreement between Adamo and any of the Companies or any rights of Adamo under the Companies’ governing documents or under applicable directors’ and officers’ liability insurance policies.

          (c) This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein and supersedes in their entirety any prior written or oral agreements or understandings between Adamo and the Companies regarding the subject matter of this Agreement. This Agreement may not be modified or amended except by written agreement intended as such and signed by all parties.
          (d) The Companies, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and shall provide Adamo with such disclosure concerning this Agreement as may be required by law or as the Companies may deem appropriate.
          (e) Adamo and the Companies respectively acknowledge that each of them has read and understand this Agreement, that they have each had adequate time to consider this Agreement and discuss it with each of their attorneys and advisors, that each of them understands the consequences of entering into this Agreement, that each of them is knowingly and voluntarily entering into this Agreement, and that they are each competent to enter into this Agreement.
          (f) If any provision of this Agreement is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Agreement shall not be affected but each remaining provision shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law. Moreover, in the event this Agreement is determined to be unenforceable against any of the Companies, it shall continue to be valid and enforceable against the other Companies.
          (g) This Agreement will be interpreted as a whole according to its fair terms. It will not be construed strictly for or against either party.
          (h) Except to the extent that federal law controls, this Agreement is to be construed according to Delaware law.
[Signatures on following page.]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on this 30th day of December, 2010.

ADAMO:

/s/ Victor T. Adamo

Victor T. Adamo

PROASSURANCE CORPORATION

By:	/s/ W. Stancil Starnes

W. Stancil Starnes, Chairman

PROASSURANCE GROUP SERVICES CORPORATION

By:	/s/ W. Stancil Starnes

W. Stancil Starnes, Chairman

EXHIBIT A
RELEASE IN CONJUNCTION WITH SEVERANCE COMPENSATION
     This Release of Claims (“Release”) is between ProAssurance Corporation (“ProAssurance”), for itself and for its subsidiaries and any successor company that has assumed the Agreement to which this Release was an attachment (all such organizations being referred to in this Release as the “Companies”) and Victor T. Adamo (“Executive”).
     The Companies and Executive have agreed to terminate their employment relationship. To effect an orderly termination, the Executive, and the Companies are entering into this Release.
     1. Executive hereby waives any and all rights Executive may otherwise have to continued employment with or re-employment by the Companies or any parent, subsidiary or affiliate of Companies.
     2. Effective with the Date of Termination, Executive is relieved of all duties and obligations to the Companies, except as provided in this Release or any applicable provisions of the Deferred Compensation Plan and Agreement between Companies and Executive, effective as of December 31, 2010 (“Agreement”), which survive termination of the employment relationship. Unless otherwise specifically defined herein, capitalized terms shall have the meaning attributed to them in the Agreement.
     3. Executive agrees that this Release, the Agreement and the Severance Amount provided under the Agreement are confidential and shall not be disclosed or published directly or indirectly to third persons, except as necessary to enforce its terms, by Executive or to Executive’s immediate family upon their agreement not to disclose the fact or terms of this Release, or to Executive’s attorney, financial consultant or accountant, except that Executive and the Companies may disclose, as necessary, (i) the fact that Executive has terminated Executive’s employment with the Companies, and (ii) the terms of this Agreement and Severance Compensation as required under the securities laws and regulations and the listing requirements of any stock exchange or national market system and as otherwise required by law.
     4. Any fringe benefits that Executive has received or currently is receiving from the Companies or its affiliates shall cease effective with the Date of Termination, except as otherwise provided for in this Release, in the Agreement or by law.
     5. The parties agree that the terms contained and payments provided for in the Agreement are compensation for and in full consideration of Employee’s release of claims under this Release, and Executive’s confidentiality, non-compete, non-solicitation and non-disclosure agreements contained in the Agreement.
     6. The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits (as defined and provided under the Agreement) by seeking employment or otherwise.

     7. Executive waives, releases, and forever discharges the Companies and each of their direct or indirect parents, subsidiaries, affiliates, and any partnerships, joint ventures or other entities involving or related to any of the Companies, their parents, subsidiaries or affiliates, and all present or former employees, officers, agents, directors, successors, assigns and attorneys of any of these corporations, persons or entities (all collectively referred to in this Release as the “Released”) from any and all claims, charges, suits, causes of action, demands, expenses and compensation whatsoever, known or unknown, direct or indirect, on account of or growing out of Executive’s employment with and termination from the Companies, or relationship or termination of such relationship with any of the Released, or arising out of related events occurring through the date on which this Release is executed. This includes, but is not limited to, claims for breach of any employment contract; handbook or manual; any express or implied contract; any tort; continued employment; loss of wages or benefits; attorney fees; employment discrimination arising under any federal, state, or local civil rights or anti-discrimination statute, including specifically any claims Executive may have under the federal Age Discrimination in Employment Act, as amended, 29 USC §§ 621, et seq.; emotional distress; harassment; defamation; libel; slander; and all other types of claims or causes of action whatsoever arising under any other state or federal statute or common law of the United States. Notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to waive, release or discharge the Companies from making any payments or providing any benefits to Executive in accordance with, and Executive shall not have waived in any respect any rights under, (a) any employee benefit plan subject to the vesting standards imposed by ERISA, (b) the Agreement after the Date of Termination, including but not limited to Executive’s rights to receive the Severance Amount, (c) any indemnity agreement between Executive and any of the Companies, (d) any rights of Executive under the Companies’ governing documents or (e) any rights of Executive pursuant to applicable directors’ and officers’ liability insurance policies.
     8. The Executive does not waive or release any rights or claims that may arise under the federal Age Discrimination in Employment Act, as amended, after the date on which this Release is executed by the Executive.
     9. The Executive acknowledges and agrees that Executive has been advised in writing by this Release, and otherwise, to CONSULT WITH AN ATTORNEY before Executive executes this Release.
     10. The Executive agrees that Executive received a copy of this Release prior to executing the Agreement, that this Release incorporates the Companies’ FINAL OFFER; that Executive has been given a period of at least twenty-two (22) calendar days within which to consider this Release and its terms and to consult with an attorney should Executive so elect.
     11. The Executive shall have seven (7) calendar days following Executive’s execution of this Release to revoke this Release. Any revocation of this Release shall be made in writing by the Executive and shall be received on or before the time of close of business on the seventh calendar day following the date of the Employee’s execution of this Release at ProAssurance’s address at 100 Brookwood Place, P. O. Box 590009, Birmingham, Alabama 35259-0009, Attention: Chief Executive Officer: cc Secretary, or such other place as the Companies may notify Executive in writing. This Release shall not become effective or enforceable until the eighth (8th) calendar day following the Executive’s execution of this Release.
     12. Executive and the Companies acknowledge that they have read and understand this Release, that they have had adequate time to consider this Release and discuss it with their attorneys and advisors, that they understand the consequences of entering into this Release, that they are knowingly and voluntarily entering into this Release, and that they are competent to enter into this Release.
     13. This Release shall benefit and be binding upon the parties and their respective directors, officers, employees, agents, heirs, successors, assigns, devisees and legal or personal representatives.
     14. This Release, along with the attached Agreement, sets forth the entire agreement between the parties at the time and date these documents are executed, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter in this Release. This Release may not be modified or amended except by a written agreement intended as such, and signed by all parties.
     15. Except to the extent that federal law controls, this Release is to be construed according to the law of the state of Delaware.
     16. If any provision of this Release is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Release shall not be affected but each remaining provision or portion shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.
     17. To signify their agreement to the terms of this Release, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow.

EXECUTIVE

Dated:

PROASSURANCE CORPORATION

Dated:	By:

Its:

EXHIBIT B
DESIGNATED BENEFICIARY
     The undersigned hereby designates and appoints ________________________ as the designated beneficiary to receive the amounts payable upon my death under the terms and conditions of the Deferred Compensation Plan and Agreement between ProAssurance Corporation, ProAssurance Group Services Corporation and the undersigned, dated as of December 31, 2010 (the “Agreement”).
     This designation shall remain effective until it is revoked by delivery to PRA of a subsequent written designation of beneficiary executed by the undersigned or by delivery to PRA of written notice of revocation of all prior designations of beneficiary executed by the undersigned. Delivery shall be made in accordance with the requirements for notice to the Companies as set forth in Section 11 of the Agreement.
     Executed by the undersigned on this ____ day of _____________, 20_.

EXECUTIVE:

Signature

Print Name

Address of Designated Beneficiary: